Exhibit 10.2

EXECUTION COPY

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

AMENDMENT AGREEMENT

This Amendment Agreement (the “Amendment Agreement”) is effective as of the latest date of signature appearing below (the “Effective Date”) by and between Valeant Pharmaceuticals North America, a Delaware corporation and successor in interest to Valeant Research & Development, (“Valeant”), Metabasis Therapeutics, Inc., a Delaware corporation (“Metabasis”), and Schering Corporation, a New Jersey corporation (“Schering”). (Valeant, Metabasis, and Schering are each from time to time referred to individually as a “Party” and collectively as the “Parties”.)

Recitals

A.           Valeant, Schering, and Metabasis entered into a Termination Agreement effective as of September 19, 2007 (the “Termination Agreement”).

B.           Valeant and Schering entered into a Development and License Agreement dated as of December 12, 2006 and effective as of January 9, 2007, for the product known as Pradefovir (the “Valeant/Schering Agreement”), which was terminated by the Termination Agreement.

C.           Metabasis and Schering entered into an Amended and Restated Development and License Agreement, dated December 12, 2006 and effective as of January 9, 2007, for Pradefovir (the “Metabasis/Schering Agreement”), which was terminated by the Termination Agreement.

D.           Valeant, Metabasis, and Schering entered into an Assignment and Assumption Agreement, having an effective date of January 9, 2007, in connection with the Valeant/Schering Agreement and the Metabasis/Schering Agreement (the “Assignment”).

E.            Valeant, Metabasis, and Schering desire to amend the Termination Agreement and the Assignment on the terms and conditions set forth in this Amendment Agreement.

In consideration of the foregoing premises and the mutual covenants set forth below, the Parties to this Agreement agree as follows:

Article 1 - Definitions

1.1            Except as otherwise expressly set forth in this Amendment Agreement, all capitalized terms used in this Amendment Agreement (whether used in the plural or singular) shall have the respective meanings set forth in, as applicable, the Termination Agreement, Assignment, Valeant/Schering Agreement, and/or the Metabasis/Schering Agreement.

“Amendment Date” shall mean July 1, 2008.

“Transaction Agreements” shall mean, collectively, the Valeant/Schering Agreement, the Metabasis/Schering Agreement, the Assignment, and the Termination Agreement.

1.2            For clarity and avoidance of doubt, in the event of any conflict among the terms of the Transaction Agreements, the terms of the Termination Agreement and the Assignment, as amended by this Amendment Agreement, shall control.

Article 2 - Amendment of Assignment

The Parties hereby agree that the Assignment is hereby amended effective as of the Amendment Date as set forth herein.

2.1            Section 11 of the Assignment is amended in its entirety to read in its entirety as set forth below:

“11.   Valeant, Schering and Metabasis acknowledge that the Amended Metabasis Agreement was terminated pursuant to a Termination Agreement entered into by Valeant, Schering, and Metabasis effective as of September 19, 2007 (the “Termination Agreement”) and all of the rights to develop and commercialize compounds and products in the Territory have reverted to Metabasis.  The Parties further acknowledge and agree that, effective as of the Termination Date (as defined in the Termination Agreement) and subject to the terms of Section 12, Metabasis has assumed all of Schering’s rights and obligations under the Valeant/Schering Agreement in Territory and all references to “LICENSEE” in the Valeant/Schering Agreement shall mean Metabasis.

2.2           Section 12 of the Assignment is amended in its entirety to read in its entirety as set forth below:

“12.   Valeant and Metabasis agree that:

(a)             if Metabasis advances the development or commercializes a Product in the Territory on its own or sublicenses a Third Party to do so, then Metabasis will pay Valeant in any calendar year during the Royalty Obligation Period, royalties in the aggregate amounts as follows on a Product-by-Product and country-by-country basis (for purposes of clarity, the amounts set forth below constitute the full amount of the royalties due Valeant under the Amendment Agreement, the Transaction Agreements, or otherwise):

(1)             (i)       in any country where there is a Valid Claim of a Licensed Patent, a royalty on Net Sales (as defined in the Valeant/Schering Agreement) in such country as provided below:

(A)          on Net Sales of Products where annual worldwide aggregate Net Sales of all Products are less than or equal to [***], a royalty of [***] on Net Sales;

(B)          on Net Sales of Products where annual worldwide aggregate Net Sales of all Products are greater than [***] a royalty of (i) [***] on the first [***] of annual worldwide aggregate Net Sales and (ii) [***] on the annual worldwide aggregate of Net Sales in excess of [***].

(ii)       on Net Sales of each Product in any country in which there is no Valid Claim of a Licensed Patent, [***] of the amounts set forth in Section 12(a)(l)(i) above.

(2)           Metabasis may obtain a license under any issued patent from one or more Third Parties which patent, but for such license, would be infringed by the manufacture or sale of the Products.  For any such Third Party licenses, Metabasis may reduce

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the royalties otherwise due to Valeant hereunder by an amount equal to [***] of the total cumulative consideration paid by Metabasis to such Third Party or Third Parties to the extent attributable to such license, including any upfront payments, milestone payments and royalties; provided, however, that the total such reduction for all such Third Party licenses shall not cause the royalties due to Valeant in any calendar year to fall below [***] of the royalties which would otherwise be due (i.e. without reference to the reduction due to Third Party license royalties) to Valeant in such year.  Any portion of such reduction which is unused in any year because of the foregoing proviso may be applied to Metabasis in one or more subsequent years; and further provided that no reduction in royalties will result from a license to a Third Party patent that claims a formulation, method of treatment (or Swiss-type equivalent), method of manufacturing, method of packaging, or packaging system that are not necessary in order to develop, manufacture or commercialize the Licensed Compound, unless entering into such license was expressly approved in advance in writing by Valeant in its sole discretion; and further provided that no reduction in royalties will result from a license to a Third Party patent where such license covers a Combined Product and where no actual or alleged infringement by the claims of such patent would result from activities relating to a Product whose only active pharmaceutical ingredient is a Licensed Compound, unless entering into such license was expressly approved by Valeant in its sole discretion.

(3)      If a Third Party sells a product which is a Generic Equivalent to a Product in any country in which Metabasis, an Affiliate or Sublicensee is selling such Product,  the royalty payable by Metabasis to Valeant under this Agreement with respect to such Product in each such country will be reduced to [***] of the royalty set forth in Section 12(a)(l) for the time period during which such Generic Equivalent is sold by or on behalf of such Third Party in such country.

(4)      Royalties on Net Sales will be calculated every Accounting Period. Within forty-five (45) days after the last day of each such Accounting Period during the term of this Agreement following the First Commercial Sale of a Product, Metabasis will provide to Valeant the Sales & Royalty Report and pay the royalties due to Valeant as set forth above within thirty (30) days after providing the Sales & Royalty Report to Valeant.

(b)            The remaining schedule of milestone payments due to Valeant by Metabasis upon achievement by Metabasis of certain events under the assumed Valeant Schering Agreement shall be modified as set forth herein:

(1)      Upon the first to occur of (A) Regulatory Approval by the EMEA in respect of the EU Major Market, (B) Regulatory Approval in the US, or (C) Regulatory Approval in Japan, Metabasis will make a one-time payment (“Milestone Payment”) to Valeant in the amount of [***].

(2)      This Milestone Payment will be due only once regardless of the number of Products or indications that may receive Regulatory Approval and will be paid within ten (10) Business Days of the occurrence of the Milestone. For purposes of clarity, except as set forth above, no milestone or other payments are due to Valeant pursuant to the Transaction Agreements or otherwise.”

2.3           Except as expressly set forth in Sections 2.1 and 2.2 and subject to the terms of the Termination Agreement (as amended below), all of the remaining terms of the Assignment shall continue in full force and effect.

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Article 3 - Amendment of Termination Agreement

3.1        Transfer of Responsibility for Patient Registries.  The Parties acknowledge that the responsibility for Patient Registries as set forth in Section 4.3 of the Termination Agreement is being transferred from Valeant to Metabasis, effective as of the Amendment Date.  The Parties therefore agree that Section 4.3 of the Termination Agreement is hereby amended to provide that, effective as of the Amendment Date, Valeant shall not be responsible for, and, if required by the FDA or other relevant Approval Authority or under applicable law, Metabasis shall be solely responsible for, the following: (i) obtaining approval from the FDA and all other relevant Approval Authorities of the final protocol for the Patient Registries (and any amendments thereto); (ii) the implementation and conduct of the Patient Registries in accordance with such approved protocol, including without limitation the timely preparation of any annual reports required to be submitted to the FDA and/or other Approval Authorities with respect to such Patient Registries; and (iii) identifying and contracting with a suitable third party for the implementation and conduct of the Patient Registries in accordance with the approved protocol and the preparation of the clinical summary to be included in the annual reports.  The Parties further agree that Valeant and Metabasis shall be solely responsible for any and all costs and expenses arising in connection with the Patient Registries (including without limitation the costs of any third party contractor engaged to conduct the Patient Registries and prepare the clinical summaries); provided that such responsibility shall be allocated between Valeant and Metabasis as follows: (i) Valeant shall be responsible for and pay up to [***] of the aggregate total costs and expenses arising in connection with the Patient Registries, and (ii) Metabasis shall be solely responsible for and pay all such costs and expenses in excess of such amount.  For clarity, under no circumstances will Schering have any liability (1) with respect to any costs and expenses arising in connection with the Patient Registries, and/or (2) arising in connection with any failure or delay by Metabasis or Valeant in complying with any requirements by the FDA or any other relevant Approval Authority or under applicable law with respect to the implementation or conduct of the Patient Registries.

3.2        Except as expressly set forth in Section 3.1, all of the terms of the Termination Agreement shall continue in full force and effect.

Article 4 - Miscellaneous

4.1.        Governing Law.  This Amendment Agreement shall be governed, interpreted and construed in accordance with the laws of the State of New York, without giving effect to conflict of law principles.

4.2.        Waiver.  No delay or failure by a Party to enforce any of its rights and obligations hereunder shall be construed as a waiver of such rights and obligations, unless such waiver is expressly set forth in writing by such Party.   Any written waiver by a Party of its rights to enforce any provision of this Agreement shall not be construed as a continuing waiver of such Party’s rights to enforce the same or other provisions of this Agreement.

4.3.        Relationship of the Parties.  For purposes of this Amendment Agreement, the relationship among the Parties is that of an independent contractor.  Nothing herein contained shall be deemed to create any agency, employment, joint venture or partnership relationship between any of the Parties hereto. Except as otherwise expressly set forth herein, no Party shall have any power to bind or obligate any other Party in any manner whatsoever

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4.4.        Notice.  Any notice, consent, request or waiver required or permitted to be given or sent under this Agreement shall be in writing and sent by personal delivery, facsimile transmission (with confirmation copy by first-class mail), certified or registered mail (postage prepaid), or internationally recognized overnight courier, to the Parties at the addresses and facsimile numbers indicated below:

If to Valeant:

Valeant Pharmaceuticals North America One Enterprise
Aliso Viejo, California 92656
Attention: General Counsel
Facsimile: 949-461-6641

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Bruce J. Goldner, Esq.

Facsimile: 917-777-2972

If to Metabasis:

Metabasis Therapeutics, Inc.
11119 North Torrey Pines Road
La Jolla, CA 92037
Attention: Chief Executive Officer Facsimile: 858-458-3504

with a copy to:

Wilson Sonsini Goodrich & Rosati P.C. 650 Page
Mill Road
Palo Alto, California 94304-1050 Attention:
Michael J. O’Donnell Facsimile: 650-493-6811

If to Schering:

Schering Corporation

2000 Galloping Hill Road

Kenilworth, NJ 07033

Attn: Senior Vice President, Global Licensing & Strategic Alliances

Facsimile: 908-298-7366

with a copy to:

Attn: Senior Legal Director, Licensing Facsimile:
908-298-2739

4.5.         Entire Agreement.  This Amendment Agreement together with the surviving provisions of the Transaction Agreements, embodies the entire understanding between the Parties relating to the subject matter hereof, and as of the Effective Date supersedes all prior understandings or agreements between the Parties (whether written or oral) with respect thereto.

4.6.         Severability.  If any provision of this Amendment Agreement is finally determined to be invalid, unlawful or incapable of being enforced in a jurisdiction, (i) it will be deemed to be severed from this Amendment Agreement in such jurisdiction, (ii) every other provision of this Amendment Agreement will remain in full force and effect in such jurisdiction, (iii) the Parties will negotiate in good faith to modify this Amendment Agreement so as to achieve the original intent of the Parties as closely as possible in an acceptable manner with respect to such jurisdiction and (iv) such invalidity, unlawfulness or unenforceability will not affect the interpretation or enforcement of this Amendment Agreement in any other jurisdiction.

4.7.         Amendments.  This Amendment Agreement may not be altered or otherwise amended except by an instrument in writing signed by authorized representatives of Metabasis and Valeant but in so far as such amendment affects only the rights and obligations of Metabasis and Valeant, it shall not require execution by Sobering.

4.8.         Counterparts.  This Amendment Agreement may be executed in any number of counterparts and by facsimile, each of which shall be deemed to be an original and all of which taken together will constitute one and the same instrument.

4.9.         Further Assurances.  Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further actions as any other Party may reasonably request in connection with this Amendment Agreement in order to give effect to the terms and conditions of this Amendment Agreement.

4.10.       Assignment.  Neither this Amendment Agreement nor any interest under this Amendment Agreement may be assigned by any Party without the prior written consent of all of the other Parties hereto, except that any Party may assign this Amendment Agreement, in whole or in part, and/or transfer rights or delegate obligations under this Amendment Agreement, to an Affiliate or to any third party who acquires all or substantially all of the business of the assigning Party and/or substantially all of the business to which this Amendment Agreement relates (whether by merger, sale of assets or otherwise); provided that such Affiliate or other third party successor in interest promptly agrees in writing to be bound by the terms of this Amendment Agreement. Any assignment that does not comply with this Section 4.10 shall be null and void.

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IN WITNESS WHEREOF, the Parties intending that this Amendment Agreement be binding on each of the Parties and their respective successors and assigns have caused this Amendment Agreement to be executed by their respective duly authorized representatives as of the dates set forth below.

SCHERING CORPORATION

By:	/s/ DAVID A. PIACQUAD

Name:	David A. Piacquad

Title:	Senior Vice President, Business Development

Date:	9/17/08

VALEANT PHARMACEUTICALS NORTH AMERICA

By:	/s/ RICH MASTERSON

Name:	Rich Masterson

Title:	Executive Vice President, Commercial Development

Date:	9/23/08

METABASIS THERAPEUTICS, INC

By:	/s/ PAUL LAIKIND, PH.D.

Name:	Paul Laikind, Ph.D.

Title:	President and CEO

Date:	9-24-08